Exhibit 99.2
EXCLUSIVE OPERATING AND LICENSE AGREEMENT

THIS AGREEMENT effective February 21, 2011 is entered into by and between TableMAX Gaming, Inc. a Nevada corporation, (“TMAX”), and Galaxy Gaming, Inc. (“Galaxy”).  Mr. Ariel Z. Emanuel (“Emanuel”) joins this Agreement as an additional party for purposes of Sections 1.3, 1.8, 1.11 and 7 through 9 only.  The parties, intending to be legally bound, agree as follows:

SECTION 1 – LICENSING AND OPERATIONS

1.1           Grant of Exclusive License.  For the Term (as defined in Section 1.13) of this Agreement, TMAX hereby grants to Galaxy an exclusive license (“TMAX License”) to manufacture, market and sell all electronic gaming platforms (”TMAX Platform”) and games now owned or controlled by TMAX (the “TMAX Products”), as detailed on Schedule 1.1 hereto, throughout the World, except for the State of Kentucky, Oklahoma and the Caribbean (the “Territory”) and to use all of the Intellectual Property (as defined in Section 8.2) of TMAX related to or comprising the TMAX Products (the “TMAX Intellectual Property”) in furtherance of such activities. Galaxy understands that TMAX holds the subject manufacturing, marketing and sales rights pursuant to license agreements with Crimson Multimedia, Inc. (“Crimson”) and Vegas Amusement Inc. (“Vegas”), including a Purchase and Sale Agreement between TMAX, Crimson and Vegas dated December 27, 2007 and signed on or about September 1, 2009, a Cross-License Agreement dated September 1, 2009 between TMAX, Vegas, and  Crimson, and a Software Development Agreement dated December 27, 2007 between Vegas and Crimson (collectively, the “TMAX License Agreements”).  Notwithstanding any other term of this Agreement, the TMAX License and all of Galaxy’s rights hereunder are subject to and restricted by the terms of TMAX License Agreements, and Galaxy agrees to manage and conduct the activities of the TableMAX Division (as defined in paragraph 1.2 below) in strict accordance with the covenants, restrictions and non-financial obligations imposed on TMAX as a licensee under the TMAX License Agreements.  In the event of any conflict between the TMAX License and Galaxy’s rights hereunder, on the one hand, and TMAX License Agreements, on the other, the TMAX License Agreements shall prevail and the conflicting provision of this Agreement shall be appropriately modified or severed.  This License shall allow Galaxy to expand and open new installations and, subject to the consent of TMAX, which shall not be unreasonably withheld, sublicense the licensed TMAX Products and TMAX Intellectual Property.

1.2           TableMAX Division.  Galaxy shall establish a separate operating division of Galaxy referred to herein as the “TableMAX Division” in which it will conduct sales, distribution, marketing, engineering, sub-licensing and manufacturing related to the TMAX Products and/or the TMAX Intellectual Property (the “TableMAX Product Operations.”).  The parties agree that the TMAX Product Operations and other activities of the TMAX Division shall be limited to the refurbishing of the Models C and D versions of TMAX’s electronic table games (the “TMAX Table”), the development of the Model E TMAX Table and the marketing and distribution of the Models C, D and E TMAX Tables (sometimes collectively referred to herein as the “TMAX Platform”) along with the other TMAX Products and Galaxy’s proprietary table game content.  The restrictions and limits of the preceding sentence may be lifted with the written consent of TMAX.  The TableMAX Division shall maintain bank accounts and records separate from Galaxy.  The TableMAX Division shall be wholly owned by Galaxy and shall not be considered to be owned by, related to, a joint venture partner of or an agent of TMAX in any manner.  TMAX shall remain responsible for all its own current business and corporate activities not otherwise specifically addressed in this Agreement, and this transaction shall not be considered a merger or acquisition of TMAX by Galaxy.

1.3           TableMAX Division Business Plan and Strategic Direction.  TMAX, Mr. Emanuel and Galaxy have agreed on a year-1 budget, including operating and capital budgets, a copy of which is attached hereto as Schedule 1.3, and have also agreed upon engineering, manufacturing and marketing plans for the TableMAX Division.  Commencing on the one-year anniversary of this Agreement and every year thereafter during the Term of this Agreement, Galaxy shall provide to TMAX and Mr. Emanuel an updated annual business plan, including operating and capital budgets and engineering, manufacturing and marketing plans, for the next 12 month period.  Galaxy shall use its best efforts to operate the TableMAX Division substantially in accordance with the afore-mentioned business plans, except to the extent that Galaxy considers a material diversion from a plan to be in the best interest of both Galaxy and TMAX and provides written notice of such material diversion to TMAX and Mr. Emanuel in a timely fashion.  Notwithstanding the foregoing, the parties agree that it is preferable to place the TMAX Products on a recurring revenue basis rather than an outright sale.  Galaxy shall also provide quarterly operating and financial updates regarding the TableMAX Division to TMAX and among other items, such reports will include engineering and manufacturing updates and such other information as TMAX or Mr. Emanuel may reasonably request.  In the event TMAX or Mr. Emanuel are dissatisfied with the direction of the TableMAX Division, TMAX or Mr. Emanuel, as the case may be, shall provide Galaxy with a detailed written notice of the nature of their disagreement together with a written recommendation for curing or improving the issues surrounding the disagreement.  In the event that, after the passage of thirty (30) days following the delivery of such written notice and recommendations, TMAX or Mr. Emanuel continue to be dissatisfied with the direction of the TableMAX Division:

(i) TMAX may terminate, effective upon written notice to Galaxy, its obligations to reimburse Galaxy for the expenses it pays in its operation of the TableMAX Division as stipulated in Section 1.7.1;
(ii) Mr. Emanuel may terminate, effective upon written notice to Galaxy, his obligations to guarantee or provide financing as stipulated in Section 1.8; and
(iii) in the event either TMAX or Mr. Emanuel deliver written notice of termination pursuant to subpart (i) or (ii), respectively, Galaxy may elect to terminate this Agreement by delivery of notice in writing to TMAX and Mr. Emanuel.  Upon Galaxy’s election to terminate this Agreement pursuant to the preceding sentence, the terms of Section 1.13.3 shall apply and govern the termination of this Agreement the separation of the parties on the basis that Galaxy is the defaulting party thereunder and TMAX is the non-defaulting party thereunder.

1.4           Galaxy Intellectual Property.  Galaxy shall furnish its Intellectual Property related to or comprising its table game content (“Galaxy Intellectual Property”) for use by the TableMAX Division royalty-free for the Term of this Agreement (“Galaxy License”).  Galaxy will use its best efforts to market its proprietary table game content as part of the sale and distribution of the TMAX Platform.  Nothing contained in this Agreement shall limit Galaxy’s ability to operate its business or license any of its proprietary table game content to any third party.  Any such licensing, leases, sales or similar arrangements that conflict with the interests of TMAX or the TableMAX Division as they relate to the Table Max Product Operations will be designated for the benefit of the TableMAX Division and all revenues received by Galaxy shall be contributed to the TableMAX Division.  During the Term of this Agreement, Galaxy agrees not to, directly or indirectly, internally develop or acquire any technology or Intellectual Property that conflicts with the interests of TMAX, the TMAX Products, the TMAX Intellectual Property or the TableMAX Division (“Conflicting Intellectual Property”), unless written consent is obtained from TMAX.  The prohibition in the preceeding sentence shall terminate effective upon the acceptance by TMAX of a written offer by a third party for an acquisition subsequent to the date of this Agreement, by merger, sale of the assets or stock purchase, by any unrelated entity of 51% of the assets or capital shares of TMAX, or effective voting control of the capital shares of TMAX, provided however, Galaxy shall not market, distribute, license or otherwise commercially exploit any part of the Conflicting Intellectual Property during the Term of this Agreement.

1.5           Product Development.  During the Term of this Agreement, Galaxy agrees to use its best efforts to provide assistance, advice and consultation to TMAX concerning TMAX’s future product engineering and development of the TMAX Intellectual Property.  All Intellectual Property developed by TMAX, Galaxy or their affiliates during the Term of this Agreement relating directly to operating the TableMAX Platform shall be the sole and exclusive property of TMAX or its licensors, as the case may be, but shall be included within the scope of the license granted hereunder to Galaxy.  All Intellectual Property developed by TMAX, Galaxy or their affiliates during the Term of this Agreement relating to the games or content to be applied over the TMAX Platform shall, in the absence of an agreement expressly providing otherwise, be the sole and exclusive property of the developing party and become subject to the license rights being granted by the developing party under this Agreement.  Galaxy acknowledges that all modifications, improvements or successions to the TMAX Platform, the TMAX Products and TMAX Intellectual Property, regardless of who develops it, will belong to TMAX or its licensors, as the case may be.  Any new technology or Intellectual Property developed by the TableMAX Division that is not directly related to the current TMAX Platform, TMAX Products or TMAX Intellectual Property shall be considered an asset of the TableMAX Division.  Galaxy shall mark, and cause each affiliate and sub-licensee, if any, to mark, all TMAX Products with Intellectual Property notices, including patent rights notices, that will enable the TMAX Intellectual Property to be enforced in the Territory, to the extent that such practices are standard in the electronic gaming industry.

1.6           Assignment of Contracts and Inventory.  TMAX hereby assigns, for the Term of this Agreement, all its existing gaming installations and useable inventory to Galaxy, for use by the TableMAX Division as described above.  Useable inventory shall include only those parts, components and apparatus that are not subject to prior contractual arrangements of TMAX.

1.7           Allocation of Profits and Losses.  For purposes of determining profits and losses of the TableMAX Division pursuant this Section 1.7, the following shall apply: (a) all calculations of profits and losses shall done using accrual based accounting; (b) revenue will include all revenue received from the distribution of the TMAX Products and Galaxy’s games distributed for use with the TMAX Products, along with any Galaxy revenues contributed to the TableMAX Division pursuant to Section 1.4; (c) expenses shall include all out of pocket expenses paid by the TableMAX Division, provided no expense shall be charged to the TableMAX Division for the corporate overhead of Galaxy; (d) expenses shall not include, except as the parties otherwise agree in writing, any royalties or fees to be paid by either Galaxy or TMAX to third parties as a condition to the TableMAX Division’s use of the Galaxy Intellectual Property or the TMAX Intellectual Property; (e) expenses shall not include, except as the parties otherwise agree in writing, any legal or other expenses incurred by either party in defending or prosecuting any claims of infringement of their Intellectual Property or products; (f) profits and losses for any particular period shall be determined by deducting expenses incurred during such period from revenues earned during such period; and (g) the parties acknowledge that there may be some commonality in certain expenses that will benefit both Galaxy and the TableMAX Division (e.g. trade shows, advertising, etc.) and therefore such expenses shall be allocated in proportion to the relative benefits intended to be obtained.  The Parties agree to divide profits and losses of the TableMAX Division as follows:

1.7.1                 Losses.  All losses of the TMAX Division shall be the responsibility and liability of Galaxy, however TMAX will reimburse Galaxy for any expenses paid by Galaxy, other than expenses set forth in subparts (c) through (e) of Section 1.7 or expenses financed by the credit line contemplated by Section 1.8, on behalf of the TableMAX Division during the first 12 months from the effective date of this Agreement up to a maximum of $600,000.  For the sake of clarity, the purpose of the preceding sentence is to reimburse Galaxy for the funds it advances to the TableMAX Division during the first 12 months, up to a maximum of $600,000, and any reimbursements paid by TMAX pursuant to the preceding sentence shall be the separate property of Galaxy and not the TMAX Division.  TMAX’s Intellectual Property and Galaxy’s Intellectual Property including its proprietary game content will be provided royalty free to the TableMAX Division and therefore not deemed an expense for this purpose.  This reimbursement obligation shall be contingent upon TMAX’s continued acceptance of the TableMAX Division’s strategic direction and year-1 budget as outlined in Section 1.3.

1.7.2                 Profits.   Net profits from the TableMAX Division shall be split between Galaxy and TMAX on a sliding scale dependent upon TMAX Table installations and profit results as set forth in Schedule 1.7.2 hereto.

1.7.3                 Accounting; Reimbursement and Dispersal.  For the first two months of each calendar quarter, Galaxy shall provide TMAX with financial statements showing the profit or loss experienced by the TableMAX Division for each month within fifteen (15) business days following the end of the corresponding month.  For the third month of each calendar quarter, Galaxy shall provide TMAX with financial statements showing the profit or loss experienced by the TableMAX Division for the quarter within thirty (30) business days following the end of the calendar quarter.  Such financial statements shall include all revenues and expenses of the TableMAX Division during the period being reported with as much detail and notes as TMAX may reasonably request.  Within five (5) business days following Galaxy’s delivery of such statements: (i) TMAX shall reimburse Galaxy for the funds it advanced to the TMAX Division during such period, subject to the cap set forth in Section 1.7.1, or (ii) Galaxy shall cause the TableMAX Division to disburse to TMAX and Galaxy, in accord with Schedule 1.7.2, their allocable share of any quarterly net profit experienced in the TableMAX Division, subject to any reserve of distributable cash deemed reasonably prudent.

1.7.4                 Records.  Galaxy shall keep, maintain and preserve in its principal place of business during the Term of this Agreement and for at least three (3) years following any expiration or termination of this Agreement for any reason, complete and accurate records and accounts covering all transactions relating to the TableMAX Division, including, without limitation, invoices, correspondence, banking, financial and all other pertinent records and accounts.  Such records and accounts shall be maintained in accordance with generally accepted accounting principles consistently applied.  TMAX or its designee shall be entitled to:  (i) audit and inspect such records and accounts, as often as it deems necessary at any time during or after the Term of this Agreement during reasonable business hours and upon five (5) days prior written notice to Galaxy; and (ii) upon ten (10) days prior written notice, obtain copies and summaries of such records and accounts.  In the event any errors or discrepancies are discovered in any records, statements or accounts or in payments resulting therefrom, any party having received a distribution based on such discrepancy in excess of what they were entitled to hereunder shall promptly return the excess amount to the TableMAX Division, and Galaxy shall cause to be paid to any party who received a distribution less than what they were entitled to receive a supplemental distribution in the amount of the shortfall.  Should any willful errors or discrepancies be disclosed or any audit deficiency of ten percent (10%) or more of the distributions owing to TMAX for the applicable audit period be discovered, then in addition to all other relief to which TMAX may be entitled, Galaxy shall promptly reimburse TMAX for the cost of such inspection and audit.

1.7.5                 Right to Dispute Records.  Receipt or acceptance by TMAX or its nominees of any of the statements furnished pursuant to this Agreement, the exercise by TMAX in whole or in part at any time or times of the right to audit and inspect records and accounts, or the receipt or deposit by TMAX or its nominees of any payment tendered by or on behalf of Galaxy shall be without prejudice to any rights or remedies of TMAX and shall not prevent TMAX from thereafter disputing the accuracy of any such statements, payments, records and accounts.

1.8           Credit Line; Indemnity. Mr. Emanuel will provide or arrange for and personally guarantee a minimum revolving credit line, capped at $500,000, to the TableMAX Division to be used solely for funding the direct costs of refurbishing existing inventory of the TMAX electronic gaming tables (“TMAX Tables”) and the manufacturing of the Model E TMAX Tables.  Galaxy and Mr. Emanuel or a lending institution arranged for by Mr. Emanuel shall enter into an appropriate credit line agreement prior to the commencement of refurbishing or manufacturing.  All borrowings under the credit line agreement shall be recourse only to the profits and the assets of the TableMAX Division and interest shall be paid on any outstanding balance at a rate to be mutually be agreed upon by Galaxy and Mr. Emanuel.  This credit line shall be repaid by the TableMAX Division prior to distribution of profits to the parties as set forth herein, unless the parties mutually consent in writing to convert such obligation to a term note.  The credit line obligation shall be contingent upon Mr. Emanuel’s continued acceptance of the TableMAX Division’s business plan and strategic direction as outlined in Section 1.3.  Mr. Emanuel shall also indemnify and hold Galaxy harmless against all outstanding and future liabilities of TMAX, other than any such liabilities that result from Galaxy’s management of the TableMAX Division.  The terms and conditions of Section 6.4 shall apply to and govern any claim for indemnification by Galaxy pursuant to the preceding sentence.

1.9           Annual Performance Targets.  Galaxy shall use its best efforts to expand the distribution of the TMAX Products through the placement of additional TMAX Tables into operation.  Galaxy’s performance in this regard will be subject to the following minimum standards for total TMAX Table placements, on a cumulative basis, including both TMAX Tables that were sold and TMAX Tables that were leased and are generating recurring revenue as of the prescribed date, or the later of the two alternative prescribed dates as the case may be, set forth below, during the Term of this Agreement:

April 1, 2012 – 15 TMAX Tables
The later of:
April 1, 2013 or 12th-month following Approval Date – 45 TMAX Tables
April 1, 2014 or 24th-month following Approval Date – 110 TMAX Tables
April 1, 2015 or 36th-month following Approval Date – 200 TMAX Tables
April 1, 2016 or 48th-month following Approval Date – 300 TMAX Tables

It is the understanding of both parties that the annual performance target for the period ending April 1, 2012 pertains solely to the lease or sale of Model C or Model D TMAX Table.  It is the understanding of both parties that the annual performance targets thereafter shall be subject to and run from the date (”Approval Date”) of Gaming

Laboratories International’s (“GLI”) approval of the Model E TMAX Table.  The parties agree that periods assigned to the above performance targets shall not have the effect of extending the initial five-year Term of the Agreement as set forth in Section 1.13 and, instead, are meant to address the possibility that the initial five-year Term may be extended pursuant to Section 2.1.

As of each of the above prescribed dates on which Galaxy fails to meet the standards set forth above, Galaxy shall pay to TMAX within thirty (30) calendar days after the end of the prescribed date in question, the difference between TMAX’s share of the actual profit obtained by the TableMAX Division and the estimated profit as would have been obtained if the minimum standard had been obtained.  The formula for determining the estimated profit shall be as follows:

i.
The monthly weighted average revenue of all TMAX Tables that are generating lease revenues for the respective annual performance period (“Weighted Average Leased Revenue”) is determined in the same manner as the following example: Table one generated total revenue of $30,000 for twelve months.  Table two generated total revenue of $5,000 for five months.  The numerator would be the sum of $30,000 plus $5,000 or $35,000.  The denominator would be the sum of 12 plus 5 or 17.  The numerator of $35,000 divided by the denominator of 17 would result in weighted average revenue of $2,059.

ii.	The difference between the minimum number of TMAX Tables required and the actual number of TMAX Tables placed into operation (“Shortfall Tables”) is determined;
iii.
The Weighted Average Leased Revenue multiplied by six (6) months is then multiplied by the number of Shortfall Tables to determine the estimated averaged amount of revenue which is agreed would have been received if the required minimums were obtained, (“Shortfall Revenue”).

iv.	The Shortfall Revenue is multiplied by the estimated Operating Profit pursuant to the following schedule:

April 1, 2012 – 10% Operating Profit
The later of:
April 1, 2013 or 12th-month following Approval Date – 15% Operating Profit
April 1, 2014 or 24th-month following Approval Date – 18% Operating Profit
April 1, 2015 or 36th-month following Approval Date – 21% Operating Profit
April 1, 2016 or 48th-month following Approval Date – 24% Operating Profit

The parties recognize that the Model E TMAX TAble may impact the application of the formulas in i and ii and iii above. These formulas as well as the formulas and estimates for determining the estimated profit differential shall be reviewed by Galaxy and TMAX at least annually during the Term of the Agreement for the purpose of determining if the above agreed estimates accurately represent the true revenue and profit potential.

In the event, Galaxy does not pay the estimated profit differential to TMAX, then at TMAX’s option, it may declare an Event of Default pursuant to Section 1.13.1, provided that should Galaxy’s failure to meet the minimum annual performance targets for any given period set forth above be primarily the result of one or more extraordinary events, including but not limited to, acts of God, labor strikes, significant software malfunctions and/or changes in regulatory considerations prohibiting or significantly restricting TMAX Products, and in each such case under circumstances where the impact of such event on Galaxy’s ability to meet the minimum annual performance target could not have been avoided by the prudent management of the TMAX Division by Galaxy, then the minimum standards shall be adjusted to reflect the effect of the extraordinary event and an Event of Default shall not be deemed to have occurred.

1.10           TMAX Employees. As part of its management of the TableMAX Product Operations, Galaxy may hire some or all of TMAX’s current employees, but shall not be required to do so.  TMAX will not object to any such hiring by Galaxy.  Galaxy shall not be responsible for any wages or related benefits owed by TMAX to any current or former TMAX employee as a result of such employee’s employment by TMAX.

1.11           Background Investigations. Ariel Emanuel and TMAX understand that the operational activities contemplated by this Agreement, as well as Galaxy’s other current activities may result in required background investigations by government regulators of Mr. Emanuel and any of TMAX’s employees, officers, directors, financiers or shareholders.  Mr. Emanuel and TMAX agree to cooperate with all such required investigations.  All costs associated with any investigations or licensing of Mr. Emanuel or anyone associated with TMAX as they pertain to the transactions and operations contemplated in this Agreement shall be paid by TMAX.

1.12           Expenses To Be Paid Solely By TMAX. Following the execution of this Agreement, TMAX shall continue to be solely responsible for all of its previous, current and future operating expenses and obligations, including but not limited to:

(a)           Payments relating to the Consulting Agreement dated September 3,2010 between TMAX and Vegas; and
(b)           Rent on TMAX’s View Point office space; and
(c)           Severance payments or any other obligations (if applicable) payable toany TMAX personnel as a result of their employment by TMAX; and
(d)           Litigation expenses; and
(e)
Royalty payments or other agreements including those obligations relating to TMAX Intellectual Property, excluding any agreements entered into during the Term of this Agreement whereby royalties or other fees are paid to a third party for Intellectual Property or other services used by the TableMAX Division.

1.12.1           Progressive Jackpot Obligation.  During the Term of this Agreement, the TableMAX Division shall be responsible for payment of any winning progressive jackpot prizes won by a player in any casino whereby TMAX previously contracted to pay a winning progressive jackpot in exchange for a percentage of each wager.  The amount of TMAX’s obligation shall be determined as of the date of this Agreement.  TMAX shall pay to the TableMAX Division the amount of the obligation and the TableMAX Division agrees to deposit these funds and all future funds collected by Galaxy for payment of the progressive jackpot prize into a bank account dedicated for the payment of these progressive jackpot obligations.

1.13           Term of Agreement.  Unless sooner terminated pursuant to Section 1.13.2 below, the term (“Term”) of this Agreement shall commence as of the date hereof and shall continue for five (5) years, unless extended pursuant to Section 3.1.

1.13.1           Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder, unless waived in writing by the non-defaulting party:

(a) Either party’s material failure or neglect to perform, keep, or observe any term, provision, condition, or covenant contained in this Agreement that is required to be performed, kept, or observed by such party;

(b)  Should any representation or warranty in this Agreement made or delivered by either party hereto not be true and correct in any material respect as of the date when made or reaffirmed;

(c)  Either party shall (i) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or sequestrate (or similar official) of either party of any substantial part of its properties; (ii) fail generally to pay its debts as such debts become due, (iii) take corporate action in furtherance of any such action or (iv) ceases to be actively engaged in business.

1.13.2           Termination by Default.  If an Event of Default shall occur, the non-defaulting party shall have the right to terminate this Agreement (“Termination by Default”) effective upon thirty (30) days’ prior written notice to the defaulting party.  During the 30-day notice period, the defaulting party shall have the right to cure the Event of Default and prevent the termination of this Agreement under this Section 1.13.2.

1.13.3  Consequences of Termination.  Upon Termination by Default of this Agreement,
(a)  The defaulting party shall promptly transfer to the non-defaulting party all of its interest in the TableMAX Division for no consideration, except as provided in subparagraph (d) below;

(b)  The TMAX and Galaxy Licenses granted herein shall immediately terminate and, except as set forth in subparagraph (c) below, all rights to the TMAX Intellectual Property and the Galaxy Intellectual Property shall revert back to TMAX and Galaxy respectively;

(c)  The defaulting party shall grant to the non-defaulting party a lifetime royalty free license, subject to the same restrictions set forth in Section 1.1 as it would apply to any license to the TMAX Intellectual Property, to use its technology or Galaxy Intellectual Property for those TMAX Tables installed at the time of the Termination by Default;

(d) In the event TMAX is the defaulting party, Galaxy shall pay to TMAX the fair market value of all TMAX equipment and inventory assigned to the TMAX Division pursuant to Section 1.6 that is held by the TableMAX Division at the time of Termination by Default, and both parties shall mutually engage an independent, third-party appraisal firm to determine the fair market value of such equipment and inventory at the date of Termination by Default if the parties are unable to mutually agree to the value of the equipment and inventory;

(e)  The defaulting party shall allow the non-defaulting party to continue the operation the TableMAX Division and, in the event licensing or regulatory approvals held by the defaulting party are required for the non-defaulting party to continue operation of the TableMAX Division, the defaulting party shall, at the request of the non-defaulting party, agree to continue this Agreement, with such amendments as the non-defaulting party deems reasonably appropriate, for only those jurisdictions whereby the licensing or regulatory approvals held by the defaulting party are required, for a reasonable time period following Termination by Default, but not to exceed eighteen (18) months, until such time that the non-defaulting party is able to comply with all gaming regulatory and licensing requirements to assume operation of the TableMAX Division;

(f) All of the rights and obligations of the respective parties under this Agreement shall cease, except as provided in subpart (e) above; provided, however, that the rights and obligation of the parties set forth in Sections 1.13.3, 6 and 8, claims for repayment under the credit line contemplated by Section 1.8 and either parties’ claim for monies owed and any other claims arising from a breach of this Agreement prior to the termination shall survive the termination of this Agreement.

1.14           Board Appointment.  From after the date of this Agreement and until the termination of this Agreement, TMAX will be entitled to appoint one nominee (the “TMAX Nominee”) to the Galaxy board of directors (“Galaxy Board”).  In the event of the resignation, termination or death of the TMAX Nominee, TMAX shall be entitled to name a replacement by written notice to Galaxy, and the Board shall take immediate action to place such nominee on the Galaxy Board.  The TMAX Nominee’s appointment to the Galaxy Board shall be subject to the Galaxy Board’s approval of the TMAX Nominee, which such approval is not to be unreasonably withheld.  While serving on the Galaxy Board, the TMAX Nominee shall receive compensation (both cash and equity) and other benefits (such as indemnification rights) provided to the independent members of the Galaxy Board generally.  Galaxy shall use its best efforts to obtain within 45 days of the date of this Agreement and maintain in effect, for the benefit of the TMAX Nominee and all other members of the Galaxy Board, appropriate directors’ and officers’ liability insurance on terms reasonably acceptable to the TMAX Nominee and Galaxy. Galaxy shall also provide the TMAX Nominee with an appropriate indemnification agreement on terms consistent with standard indemnification provisions provided to all other members of the Galaxy Board.

1.15           TMAX Intellectual Property.  TMAX shall have sole responsibility and control over the prosecution, maintenance and defense of all TMAX Intellectual Property.  Galaxy agrees to promptly notify TMAX of any actual or suspected infringements of the TMAX Intellectual Property or TMAX Products and to assist TMAX, at TMAX’s expense, in protecting and enforcing such rights of TMAX.  At TMAX’S request, Galaxy shall cooperate with TMAX and assist fully in preventing any infringement or unfair use by any third party of the TMAX Intellectual Property or TMAX Products.  TMAX, in its sole discretion, shall determine what course of action, if any, it elects to pursue in regard to said infringement or unfair use and shall be under no obligation whatsoever to take action at Galaxy’s request.   TMAX shall be entitled to the proceeds of any judgments, settlement or other compensation received through the resolution of any such litigation, including the pending litigation against Shuffle Master Inc., and neither Galaxy nor the TableMAX Division shall be entitled to any such proceeds.

[SECTION 2 HAS BEEN PERMANENTLY REMOVED FROM AGREEMENT.]

SECTION 3 – PURCHASE OF TABLEMAX DIVISION ASSETS

3.1           Procedure For Purchase of the TableMAX Division Assets.  At any time during the Term of this Agreement, either TMAX or Galaxy may make in writing an offer to purchase sole ownership of the TableMAX Division and assume all assets and liabilities associated with the TableMAX Division in exchange for payment and terms acceptable to the other party.  Any such agreement shall be subject to the parties’ mutual agreement and neither party shall be under any obligation or propose or accept such an offer.

If TMAX and Galaxy have not entered into an agreement whereby either one of them will acquire the TableMAX Division Assets from the other within six (6) months from the scheduled expiration of this Agreement, then each party must indicate to the other party in writing no later than six (6) months from the scheduled expiration of this Agreement their intent to renew the Agreement for a term of at least one year or object to the renewal.  If Galaxy objects to the extension of the Agreement, it shall transfer all of its rights in the TableMAX Division to TMAX at no cost.  If TMAX objects to the extension, then TMAX is required to sell to Galaxy, for Galaxy’s payment consideration (“Galaxy Payment”) in an amount determined below, all ownership rights held by TMAX in the TableMAX Division.  Galaxy and TMAX shall use their best efforts to mutually agree upon the amount of Galaxy Payment.  If the parties are unable to so agree within thirty (30) days of the date of Galaxy’s receipt of TMAX’s objection (“TMAX Objection Date”), TMAX and Galaxy shall jointly appoint, within 40 days of the TMAX Objection Date, one appraiser, mutually agreed upon by TMAX and Galaxy, and TMAX and Galaxy shall also agree upon the valuation methodology to be employed by such appraiser.  The parties agree that the Galaxy Payment shall be equal to 80% of the appraised value of TMAX’s interest in the TableMAX Division as determined by such appraiser. Galaxy and TMAX shall each pay one half of the fees charged by the appraiser.  In connection with either party’s transfer or purchase of the other party’s interest in the TableMAX Division, a definitive agreement shall be prepared and entered into by the parties which shall provide for, among other terms:

(a) The selling or transferring party’s transfer to the buying or receiving party all of its interest in the TableMAX Division for the consideration specified above;

(b)  The TMAX License and the Galaxy License granted herein shall immediately terminate and, except as set forth in subparagraph (c) below, all rights to the TMAX Intellectual Property shall revert back to TMAX, and the Galaxy Intellectual Property shall revert back to Galaxy and both parties shall cease all use of the other party’s Intellectual Property;

(c)  The selling or transferring party shall grant to the buying or receiving party a lifetime royalty free license, subject to the same restrictions set forth in Section 1.1 as it would apply to any license to the TMAX Intellectual Property, to use its technology or Intellectual Property for those TMAX Tables installed at the time of the purchase;

(d)  The selling or transferring party shall allow the buying or receiving party to continue the operation the TableMAX Division and, in the event Galaxy is the transferring party, TMAX’s continued manufacture and sale of the TMAX Tables under all gaming licenses then held by the selling party for use by the TableMAX Division for a reasonable time period following the purchase, but not to exceed eighteen (18) months, until such time that the buying is able to comply with all gaming regulatory and licensing requirements to assume operation of the TableMAX Division;

(e) All of the rights and obligations of the respective parties under this Agreement shall cease; provided, however, that the rights and obligation of the parties set forth in Sections 3.1, 6 and 8, claims for repayment under the credit line contemplated by Section 1.8 and either parties’ claim for monies owed and any other claims arising from a breach of this Agreement prior to the termination shall survive the termination of this Agreement;

The parties shall use their best efforts to enter into and close the definitive agreement contemplated by this Section 3.1 prior to the scheduled expiration of this Agreement.

SECTION 4 – REPRESENTATIONS AND WARRANTIES OF TMAX

TMAX hereby represents and warrants to Galaxy as follows:

4.1           Organization.  TMAX (i) is duly organized, validly existing and in good standing (or its equivalent) under the laws of the State of Nevada, (ii) has all licenses, permits, authorizations and other consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted.  TMAX is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary.

4.2           Authorization; Validity of Agreement.  TMAX has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by TMAX of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of TMAX and no other action on the part of TMAX or any of its stockholders or subsidiaries is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by TMAX and is a valid and binding obligation of TMAX, enforceable against TMAX in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3           Consents and Approvals; No Violations.  Neither the execution, delivery or performance of this Agreement by TMAX nor the consummation of the transactions contemplated hereby will (i) violate any provision of its certificate of incorporation or by-laws; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of TMAX or any of its subsidiaries under any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument (collectively, “Contract”) to which TMAX or any its subsidiaries or any of their respective properties may be bound; (iii) except for any notices, approvals or licenses required of TMAX or its affiliates by any gaming jurisdiction, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to TMAX or any of its subsidiaries; or (iv) except for any notices, approvals or licenses required of TMAX or its affiliates by any gaming jurisdiction, violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to TMAX or any of its subsidiaries or any of their respective properties or assets.

4.4           Litigation.  Except as set forth in Schedule 4.4 hereto, there is no action pending or, to the knowledge of TMAX, threatened, involving TMAX or its subsidiaries or affecting any of the officers, directors or employees of TMAX or its subsidiaries with respect to TMAX’s or any subsidiary’s business by or before any governmental entity or by any third party that has had or could reasonably be expected to have a material adverse effect and neither TMAX nor any of its subsidiaries have received written notice that any such action is threatened.  Neither TMAX nor any of its subsidiaries is in default under any judgment, order or decree of any governmental entity applicable to its business.

4.5           Contracts.

(a)           TMAX is not in violation or breach of any material contract, except such violations that, in the aggregate, would not result in, or would not reasonably be expected to result in, a material adverse effect.  There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material Contract on the part of TMAX or, to the knowledge of TMAX, any other party thereto or would permit the modification, cancellation or termination of any material Contract or result in the creation of any lien upon, or any person  acquiring any right to acquire, any assets of TMAX, other than any events or conditions that, in the aggregate would not result in, or would not reasonably be expected to result in, a material adverse effect. TMAX has not received in writing any claim or threat that TMAX has breached any of the terms and conditions of any material Contract, other than any material Contracts the breach of which, in the aggregate, would not result in, or would not reasonably be expected to result in, a material adverse effect.

(b)           The consent of, or the delivery of notice to or filing with, any party to a material contract is not required for the execution and delivery by TMAX of this Agreement or the consummation of the transactions contemplated under the Agreement.

 4.6           Patents and Other Intangible Assets.

           (a)           To the knowledge of TMAX, TMAX (i) owns or has the right to use, pursuant to a valid license, sublicense, agreement, or permission, free and clear of all liens, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing.

(b)           To the knowledge of TMAX, TMAX owns and has the right to use all TMAX Intellectual Property required for or incident to the development, operation and sale of all products and services sold by TMAX, free and clear of any right, lien or claim of others.  All TMAX Intellectual Property can and will be licensed by TMAX to Galaxy upon the terms of this Agreement without the consent of any person other than TMAX.

4.7           Title to Property and Encumbrances.  TMAX has good and valid title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all liens except such ordinary and customary imperfections of title, restrictions and encumbrances as do not in the aggregate constitute a material adverse effect.

SECTION 5 – REPRESENTATIONS AND WARRANTIES OF GALAXY

Galaxy hereby represents and warrant to TMAX and Emanuel as follows:

5.1           Organization.  Galaxy (i) is duly organized, validly existing and in good standing (or its equivalent) under the laws of the State of Nevada, (ii) has all licenses, permits, authorizations and other consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted.  Galaxy is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary.

5.2           Authorization; Validity of Agreement.  Galaxy has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Galaxy of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Galaxy and no other action on the part of Galaxy or any of its stockholders or subsidiaries is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Galaxy and is a valid and binding obligation of Galaxy, enforceable against Galaxy in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3           Consents and Approvals; No Violations.  Neither the execution, delivery or performance of this Agreement by Galaxy nor the consummation of the transactions contemplated hereby will (i) violate any provision of its certificate of incorporation or by-laws; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of Galaxy or any of its subsidiaries under any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument (collectively, “Contract”) to which Galaxy or any its subsidiaries or any of their respective properties may be bound; (iii) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to Galaxy or any of its subsidiaries; or (iv) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Galaxy or any of its subsidiaries or any of their respective properties or assets.

5.4           Litigation.  Except as set forth in Schedule 5.4 hereto, there is no action pending or, to the knowledge of Galaxy, threatened, involving Galaxy or its subsidiaries or affecting any of the officers, directors or employees of Galaxy or its subsidiaries with respect to Galaxy’s or any subsidiary’s business by or before any governmental entity or by any third party that has had or could reasonably be expected to have a material adverse effect and neither Galaxy nor any of its subsidiaries have received written notice that any such action is threatened.  Neither Galaxy nor any of its subsidiaries is in default under any judgment, order or decree of any governmental entity applicable to its business.

5.5           Contracts.

(a)           Galaxy is not in violation or breach of any material contract, except such violations that, in the aggregate, would not result in, or would not reasonably be expected to result in, a material adverse effect.  There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material Contract on the part of Galaxy or, to the knowledge of Galaxy,  any other party thereto or would permit the modification, cancellation or termination of any material Contract or result in the creation of any lien upon, or any person  acquiring any right to acquire, any assets of Galaxy, other than any events or conditions that, in the aggregate would not result in, or would not reasonably be expected to result in, a material adverse effect. Galaxy has not received in writing any claim or threat that Galaxy has breached any of the terms and conditions of any material Contract, other than any material Contracts the breach of which, in the aggregate, would not result in, or would not reasonably be expected to result in, a material adverse effect.

(b)           The consent of, or the delivery of notice to or filing with, any party to a material contract is not required for the execution and delivery by Galaxy of this Agreement or the consummation of the transactions contemplated under the Agreement.

 5.6           Patents and Other Intangible Assets.

(a)           To the knowledge of Galaxy, Galaxy (i) owns or has the right to use, pursuant to a valid license, sublicense, agreement, or permission, free and clear of all liens, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing.

(b)           To the knowledge of Galaxy, Galaxy owns and has the right to use all Galaxy Intellectual Property required for or incident to the development, operation and sale of all products and services sold by Galaxy, free and clear of any right, lien or claim of others.  All Galaxy Intellectual Property can and will be furnished by Galaxy to the TableMAX Division upon the terms of this Agreement without the consent of any person other than Galaxy.

5.7           Title to Property and Encumbrances.  Galaxy has good and valid title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all liens except such ordinary and customary liens, imperfections of title, restrictions and encumbrances as do not in the aggregate constitute a material adverse effect.

5.8           SEC Reporting and Compliance.

(a) Galaxy has timely filed with the Securities and Exchange Commission (“the Commission”) all registration statements, proxy statements, information statements and reports required to be filed by Galaxy pursuant to the Securities Exchange Act of 1934 (collectively, the “Galaxy SEC Documents”).  Galaxy has not filed with the Commission a certificate on Form 15 pursuant to the Exchange Act.

(b) To the knowledge of Galaxy, none of the Galaxy SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.  Each of the Galaxy SEC Documents has complied, in all material respects, with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as the case may be.  Each of the financial statements (including, in each case, any related notes), contained in the Galaxy SEC Documents, complied, as of its respective filing date, in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission with respect thereto.

SECTION 6 – INDEMNIFICATION AND RELATED MATTERS

6.1           Indemnification.  TMAX and Galaxy (each an “Indemnifying Party”) shall indemnify and hold harmless the other and its directors, officers, shareholders, partners, employees and agents (each, an “Indemnified Party” and collectively the “Indemnified Parties”), and shall reimburse the Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”) arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties made in this Agreement or in any disclosure schedule thereto by an Indemnifying Party, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure to perform or comply in any material respect with any covenant or agreement in this Agreement by an Indemnifying Party, (c) taxes attributable to any transaction or event occurring on or prior to the date of this Agreement owed by an Indemnifying Party, (d) any litigation, action, claim, proceeding or investigation by any third party against an Indemnifying Party relating to or arising out of the business or operations of the respective parties prior to the date hereof or (e) any litigation, action, claim, proceeding or investigation by any third party by or against an Indemnifying Party relating to or arising out of a claim of the Indemnifying Party’s Intellectual Property infringes on the intellectual property rights of the third party.

6.2           Survival.  All representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of this Agreement.

6.3           Limitation on Liability.  All obligations of the Indemnifying Parties set forth in Section 6.1 shall be subject to an aggregate liability limitation of $500,000.

6.4           Notice of Claims.

(a)           If an Indemnified Party shall assert a claim for indemnification pursuant to Section 6.1, such Indemnified Party shall submit to the Indemnifying Party a written claim stating:  (i) that an Indemnified Party incurred or reasonably believes it may incur Damages and the amount or reasonable estimate thereof of any such Damages; and (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim.

(b)           In the event that any action, suit or proceeding is brought against any Indemnified Party with respect to which a party may have liability under this Section 6, the Indemnifying Party shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Indemnified Party; provided however, that the Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by Indemnifying Party, if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differing interests between Indemnifying Party and the Indemnified Party.  In connection with any action, suit or proceeding subject to this Section 6, the parties agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding.  An Indemnifying Party shall not, without the prior written consent of the applicable Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Indemnified Parties for any liability arising out of such claim or demand.  An Indemnifying Party shall have no liability under this Section 6 for any settlement entered into by an Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

SECTION 7 – NOTICES
All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to TMAX:
TableMAX Gaming, Inc.
Attn: President
8275 South Eastern Av., Suite 200
Las Vegas, NV 89123

With a copy to:

Daniel Donahue
Greenberg Traurig,  LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612

If to Ariel Emanuel:
Ariel Emanuel
c/o William Morris Endeavor Entertainment
9601 Wilshire Blvd., 3rd Fl.
Beverly Hills, CA 90210

If to Galaxy:
Galaxy Gaming, Inc,
Attn: Robert Saucier, CEO & Chairman of the Board
6980 O’Bannon Drive
Las Vegas, NV 89117

SECTION 8 - CONFIDENTIALITY

8.1           Confidentiality.  Each of the parties hereto agrees that it will not use, or permit the use of, any of the Confidential Information (as defined below) relating to the other party hereto furnished to it in connection with the transactions contemplated by this Agreement except pursuant to the licenses granted under this Agreement and otherwise in contemplation of the transactions contemplated hereunder.  Each of the parties hereto further agrees that it will not disclose, divulge, provide or make accessible (collectively, “Disclosure”), or permit the Disclosure of, any of the Confidential Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except (i) as contemplated by this Agreement or otherwise authorized in writing by the disclosing party, (ii) as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of law; provided, however, that (A) in connection with any Disclosure required by law, the disclosing party shall provide the other party with prompt notification of such requirement and cooperate with the other party in regard to the timing and content of such Disclosure or any action which the other party may reasonably elect to take to challenge the validity of such requirement, and (B) in all other cases of Disclosure either (1) prior to any Disclosure of any Confidential Information permitted hereunder, the disclosing party will first obtain the recipients' undertaking to comply with the provisions of this Section 8 with respect to such information, and (2) the disclosing party shall assume responsibility for the recipient’s compliance with this Section 8.

The term “Confidential Information” as used herein shall mean any and all trade secrets or other confidential information of any kind, nature or description concerning any matters affecting or relating to the business of a party that derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts by the party that are reasonable under the circumstances to maintain its secrecy.  Without in any way limiting the scope of the preceding sentence, the term “Confidential Information” shall include, but not be limited to, (i) operations and financial information concerning each party’s business; and (ii) each party’s Intellectual Property.  The term “Confidential Information” shall not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from the supplying party; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been generally available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received or services provided in connection with this Agreement. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Confidential Information upon the termination of this Agreement.  A party hereto will be deemed to have satisfied its obligations to hold the Confidential Information confidential if it exercises the same care as it takes with respect to its own similar information.

Each party acknowledges that the Confidential Information of the other constitutes a unique and valuable asset of the other, and that any disclosure or use of the Confidential Information, except as specifically authorized herein, would be wrongful and would cause irreparable harm and be difficult to compensate fully with damages.  Accordingly, each party agrees that the other shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Section 8 notwithstanding the availability of monetary damages as a potential source of redress; provided however, this provision shall not be deemed to diminish or supplant the right of either to claim and recover monetary damages for any breach of this Section 8 in addition to obtaining any equitable relief therefore.

8.2           Intellectual Property Rights.  For purposes of this Agreement, the term “Intellectual Property” shall mean (i) copyrights (including, without limitation, the right to reproduce, distribute copies of, display and perform the copyrighted work and to prepare derivative works in any format or media), copyright registrations and applications; patent rights (including, without limitation, registrations and applications), trademark and servicemark rights (including, without limitation, registrations and applications), trade names, trade secrets, algorithms, trade dress and other proprietary rights, and all renewals, divisions, continuations, continuations-in-part, reissues, additions and extensions thereof, regardless of whether any of such rights arise under the laws of the United States or any other state, country or jurisdiction; (ii) rights or interests protected by non-statutory or common law evidenced by or embodied in any idea, design, concept, process, technology, invention, discovery, enhancement, improvement or information and data which is not generally known, (including formulae, procedures, protocols, techniques and results of experimentation and testing) that is necessary or useful, regardless of patentability, including but not limited to, trade secrets, and know-how; and (iii) all appurtenances related to, and derivatives of any of the foregoing.

Except as expressly set forth herein, neither party will acquire any right, title, or interest in the other’s Intellectual Property.

SECTION 9 – MISCELLANEOUS

9.1           Amendments.  Subject to applicable law, this Agreement may be amended or modified by the parties hereto only by written agreement executed by each party to be bound thereby and delivered by duly authorized officers of the parties hereto.

9.2           Entire Agreement.  This Agreement and the exhibits attached hereto or referred to herein constitute the entire agreement of the parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof and thereof including, without imitation, that certain letter of intent between the parties dated January 14, 2011.

9.3           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to amend or modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.4           Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written approval of all parties.  For purposes of this Section 9.4, assignment or delegation shall include an acquisition, by merger, sale of the assets or stock purchase following the date of this Agreement, by any unrelated entity of 51% of the assets or capital shares of TMAX or Galaxy or effective voting control of the capital shares of TMAX or Galaxy.

9.5           No Third Party Beneficiaries.  Nothing herein expressed or implied shall be construed to give any person other than the parties hereto (and their successors and assigns as permitted herein) any legal or equitable rights hereunder.

9.6           Counterparts; Delivery by Facsimile.  This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.  This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

9.7           Governing Law.  This Agreement and the agreements, instruments and documents contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to its conflicts of law principles.

9.8           Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The words “knowledge,” or “known to,” or similar terms, when used in this Agreement to qualify any representation or warranty, refer to the knowledge or awareness of certain specific facts or circumstances related to such representation or warranty of the persons in the Applicable Knowledge Group (as defined herein) which a prudent business person would have obtained after reasonable investigation or due diligence on the part of any such person.  For the purposes hereof, the “Applicable Knowledge Group” with respect to Galaxy shall be Robert Saucier, Andrew Zimmerman and William O’Hara.  For the purposes hereof, the “Applicable Knowledge Group” with respect to TMAX shall be Chris Barranco.

(e) The word “subsidiary” shall mean any entity of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such entity is owned, directly or indirectly by another entity or person.

(f) For purposes of this Agreement, “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(g) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(h) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, unless the context requires otherwise.

(i) The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.9           Public Disclosure.  Galaxy shall not publish any disclosure, including, without limitation, any press releases, web site disclosure or reports or registration statements filed with the Securities and Exchange Commission, that mentions Mr. Emanuel without first submitting to Mr. Emanuel or his designee for his approval, which shall not be unreasonably withheld, the text of the disclosure relating to Mr. Emanuel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

[Signatures on following page.]

Galaxy Gaming, Inc.

By:
Robert Saucier, President & CEO

TableMAX Gaming, Inc.

By:
Chris Barranco, President

As to Sections 1.3, 1.8, 1.11 and 7 through 9 only.
____________________________ Ariel Z. Emanuel

Schedule 1.1
TMAX Products

The TMAX Platform consisting of the Models C and D TMAX Tables and the development stage Model E TMAX Table

The following video card games created for use on the TMAX Platform:

Progressive Blackjack
Caribbean Stud Poker
Caribbean Draw Poker
Texas Hold ‘Em Bonus Poker

Schedule 1.3
TableMAX Division Budget

TMAX DIVISION
YEAR 1 BUDGET

Personnel	$209,375

Regulatory	114,000

Advertising/Marketing/Trade shows	36,000

Rent	28,800

Travel expense	90,000

Engineering	90,000

Other	31,825

$600,000

Capital budget for refurbishment of machines
and acquisition of related parts	$100,000

Schedule 1.7.2
Allocation of Net Profits of TableMAX Division

Period Ending	Minimum Units	TMAX 60% / Galaxy 40%	TMAX 50% / Galaxy 50%	TMAX 40% / Galaxy 60%
April 1, 2012	15	Up to 18	19 or more	n/a
The later of:
April 1, 2013 or 12th-month following Approval Date	45	Up to 56	57 or more	n/a
April 1, 2014 or 24th-month following Approval Date	110	Up to 137	138 - 164	165 or more
April 1, 2015 or 36th-month following Approval Date	200	Up to 249	250 - 299	300 or more
April 1, 2016 or 48th-month following Approval Date	300	Up to 374	375 - 449	450 or more

OC 286,699,619v1 2-21-11

Schedule 4.4
TMAX Litigation

1.           TMAX has filed a lawsuit and is currently engaged in litigation against Shuffle Master Gaming, Inc., a primary competitor to both Galaxy and TMAX.  The basis for the lawsuit is for alleged infringement on one or more of TMAX’s patents by Shuffle Master’s TableMaster product line, which directly competes with the TableMAX Division.  Although the outcome of the litigation cannot be certain, none-the-less, a final order by the court or any settlement of the proceedings between TMAX and Shuffle Master Gaming would likely have a material adverse or beneficial effect on the TableMAX Division.

Schedule 5.4
Galaxy Litigation

Sherron Associates, Inc. – Galaxy is a defendant in two lawsuits by Sherron Associates, Inc., a Washington corporation, (“Sherron”) in the Superior Court of the State of Washington for the County of King and in the District Court of Clark County, Nevada.  Sherron is claiming they are the assignee of a judgment originaly obtained against our CEO and others unrelated to Galaxy in 1998.  In King County, Sherron is claiming Galaxy is the alter-ego of its CEO and therefore responsible for payment of the judgment.  In Clark County, Sherron is claiming US Patent #  6,854,731 was fraudulently transferred from Galaxy’s CEO to Galaxy.  In both cases Galaxy claims, among other defenses, that the underlying judgment against our CEO is invalid and that Sherron lacks standing in the matter because it is not an assignee of the alleged judgment.  Separately, our CEO filed a motion in the Superior Court of the State of Washington for the County of Spokane seeking to quash the underlying judgment.   The Superior Court granted the motion and ruled the judgment vacated nunc pro tunc.  Subsequently, Sherron filed an appeal to the Court of Appeals of the State of Washington, Division III which reversed the Superior Court’s ruling.  In November, 2010, Galaxy’s CEO filed a Petition for Review with the Supreme Court of the State of Washington which is now pending action.  Meanwhile, the King County and Clark County cases are stayed pending the final outcome of the Spokane County action now before the Washington Supreme Court.

In addition to the above, Galaxy filed an action against Sherron in Nevada for various abuses of process in the litigation and their malicious attempts to improperly enforce an invalid judgment.  This case is likewise stayed pending the final outcome of the Washington Supreme Court.

California Administrative Licensing Action - In 2002, Galaxy Gaming of California, LLC, (“GGCA”) a subsidiary of a predecessor company, submitted an application to the California Gambling Control Commission (the “Commission”) for a determination of suitability for licensure to do business with tribal gaming operations in California.  The Division of Gambling Control of the California Department of Justice (the “Division”) processed the application and in late 2005 made an initial recommendation to the Commission alleging GGCA was unsuitable.  GGCA believed that the process conducted by the Division was seriously flawed and biased and in December 2006, exercised its right to have an administrative law judge further adjudicate the process.  The Commission agreed and assigned the matter for adjudication before an administrative law judge.

On January 1, 2008, Galaxy acquired GGCA and inherited the administrative action.  At the time, the Division (since renamed the “Bureau of Gambling Control”) still had not filed its statement of issues against GGCA.  Subsequently, on February 10, 2009, Galaxy applied to the Bureau for its finding of suitability since it was now conducting business with California tribal casinos.  The Bureau filed its statement of issues against GGCA in October, 2009.  Galaxy sought the abandonment of the GGCA application since the entity ceased business operations and was later dissolved.  The abandonment request has not been acted upon by the Commission.  A hearing with the assigned administrative law judge regarding the GGCA application is scheduled in June, 2011.  During these proceedings, Galaxy is entitled to conduct business in California and currently does.  Meanwhile, Galaxy is negotiating with Bureau officials for a resolution which would cause the abandonment of the GGCA application and the processing of the Galaxy application.